                                                                      Exhibit 12
                             McDONALD'S CORPORATION
                      STATEMENT RE: COMPUTATION OF RATIOS
                              Dollars In Millions

                                                              Three Months
                                                             Ended March 31,                Years Ended December 31,
                                                              1998     1997       1997      1996      1995      1994      1993
                                                             ---------------    ------------------------------------------------
EARNINGS AVAILABLE FOR FIXED CHARGES
- Income before provision for income taxes                    $540.2  $515.7    $2,407.3  $2,251.0  $2,169.1  $1,886.6  $1,675.7
- Minority interest in operating results of
    majority-owned subsidiaries, including
    fixed charges related to redeemable
    preferred stock, less equity in
    undistributed operating results of
    less-than-50% owned affiliates                               4.8     8.1        28.3      39.6      19.6       6.6       6.9
- Provision for income taxes of 50% owned
    affiliates included in consolidated income
    before provision for income taxes                           17.8    19.1        69.0      73.2      73.3      34.9      34.2
- Portion of rent charges (after reduction
    for rental income from subleased
    properties) considered to be representative
    of interest factors*                                        40.0    35.5       145.9     130.9     103.8      83.4      71.6
- Interest expense, amortization of debt
    discount and issuance costs, and
    depreciation of capitalized interest*                      116.1   115.5       424.8     392.2     388.8     346.0     358.0
                                                              --------------    ------------------------------------------------
                                                              $718.9  $693.9    $3,075.3  $2,886.9  $2,754.6  $2,357.5  $2,146.4
                                                              ==============    ================================================

FIXED CHARGES
- Portion of rent charges (after reduction
    for rental income from subleased
    properties) considered to be representative
    of interest factors*                                      $ 40.0  $ 35.5    $  145.9  $  130.9  $  103.8  $   83.4  $   71.6
- Interest expense, amortization of debt
    discount and issuance costs, and fixed
    charges related to redeemable preferred
    stock*                                                     113.3   113.7       426.1     410.4     403.4     343.9     349.3
- Capitalized interest*                                          4.0     4.1        23.7      23.5      22.8      21.0      20.7
                                                              --------------    ------------------------------------------------
                                                              $157.3  $153.3    $  595.7  $  564.8  $  530.0  $  448.3  $  441.6
                                                              ==============    ================================================


RATIO OF EARNINGS TO FIXED CHARGES                              4.57    4.53        5.16      5.11      5.20      5.26      4.86
                                                              ==============    ================================================

*Includes amounts of the Registrant and its majority-owned subsidiaries, and one-half of the amounts of 50%-owned affiliates.

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